Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Cytori Therapeutics, Inc.:

We consent to the use of our reports with respect to the consolidated financial statements, the accompanying schedule of valuation and qualifying accounts and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated March 14, 2014, on the effectiveness of internal control over financial reporting as of December 31, 2013, expresses our opinion that Cytori Therapeutics, Inc. did not maintain effective internal control over financial reporting as of December 31, 2013 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states a material weakness has been identified related to the recognition and measurement of revenue and is included in management’s assessment.

/s/ KPMG LLP

San Diego, California

May 9, 2014